Exhibit 4.13

SHARE PURCHASE AGREEMENT

Amongst

PHOTOCHANNEL NETWORKS INC., as Purchaser

And

VENDORS

in relation to the sale and purchase of the whole of the issued share capital of
WorksMedia Limited

Made February 25, 2009

PART 10 GENERAL	47
NOTICES	47
ASSIGNMENT	48
BINDING EFFECT	49
SEVERABILITY	49
ENTIRE AGREEMENT	49
WAIVER AND MODIFICATION	49
FURTHER ASSURANCES	49
CONSULTATION	50
GOVERNING LAWS	50
TIME OF ESSENCE	50
COUNTERPARTS	50

Exhibits:
Exhibit A	Contingent Consideration Calculation
Exhibit B	WorksMedia Products List on which Contingent Consideration will be Paid
Exhibit C	Allocation of Purchase Price to the Vendors

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made the 25th day of February, 2009

AMONG:

PHOTOCHANNEL NETWORKS INC., a British Columbia
company having an office at Suite 590 - 425 Carrall Street,
Vancouver, BC V6B 6E3

("PhotoChannel")

PARTY OF THE FIRST PART

AND:

THE PERSONS whose names and addresses are set out in Exhibit C

(together, the "Vendors")

PARTIES OF THE SECOND PART

WHEREAS

(A)                   The Vendors are the registered and beneficial owners of the entire issued share capital of WorksMedia Limited (the "Purchased Shares"), a company incorporated under the laws of England with company number 03424597 and whose registered office is at Suite R Medina Chambers, Town Quay, Southampton, Hampshire SO14 2AQ ("WorksMedia");

(B)                   The Vendors have agreed sell the Purchased Shares and PhotoChannel has agreed to purchase the Purchased Shares for the Purchase Consideration and the Contingent Consideration (as such terms are hereinafter defined) and on the terms and conditions set forth in this Agreement.

(C)                   WorksMedia has an authorized share capital of 1,050 ordinary shares divided into 788 ordinary A shares of £1 each, 261 ordinary B shares of £1 each and 1 ordinary C share of £1 of which all are issued and fully paid or credited as fully paid and are owned by the Vendors in the proportions shown opposite their respective names in Exhibit C.

NOW THEREFORE, the parties hereto covenant and agree as follows:

PART 1

INTERPRETATION

Definitions

1.1                  In this Agreement the following terms will have the following meanings respectively unless the context otherwise requires:

"Accounts" means the audited accounts of Worksmedia for the 12 months ending on the Accounts Date and the management accounts of Worksmedia for the 10 month period ending 31 December 2008;

"Accounts Date" means 28 February 2008

"Accounts Relief" means any Relief which has been treated as an asset in the preparation of the Accounts or which has been taken into account in computing and so reducing or eliminating any provision for deferred Tax in the accounts or which is otherwise noted or assumed to be available in the accounts;

"Associate" means in relation to any person, a person connected with such person within the meaning of Section 839 of the Taxes Act or any partnership of which he is a member;

"BCA" means the Business Corporations Act (British Columbia);

"Business Day" means any day on which commercial banks are generally open for business in Vancouver, British Columbia and in London, England other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia or England;

"Claim" means any claim under this Agreement by the Purchaser for breach of the warranties given by the Vendors as set out §3.1 and §3.2, for breach of the Tax Covenant or any of the indemnities at §6.1 or for any other cause of action by the Purchaser;

"Claim for Taxation" includes any valid notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of HM Revenue and Customs, or any other statutory or governmental authority or body from which it appears that a Liability to Taxation is, or will, or may come to be validly imposed on Worksmedia (whether or not such Liability to Taxation is primarily imposed upon or payable by Worksmedia and whether or not Worksmedia has, or may have any right of relief or repayment);

"Closing" means the completion of the purchase and sale of the Purchased Shares as contemplated by Part 7;

"Closing Date" means the date on which the Closing occurs;

"Company" means Worksmedia;

"Completion Board Minutes" means minutes of the meeting of the board of directors of WorksMedia in the agreed form;

"Contingent Consideration" has the meaning ascribed thereto in §2.3;

"Contingent Consideration Period" means the period beginning on Closing Date and ending on the third anniversary thereof;

"Disclosed" means fairly disclosed to the Purchaser in or under the Disclosure Letter (including those matters which are specifically deemed to be disclosed in the Disclosure Letter) or by written notice to the Purchaser prior to Closing in accordance with §3.4(b), including sufficient detail to enable the Purchaser to identify the nature and, where practicable, the scope of the matter disclosed or deemed to be disclosed;

"Disclosure Letter" means the letter of even date with this Agreement from the Vendors to the Purchaser relating to the Warranties together with any documents referred therein or annexed thereto and as amended by any further disclosure made prior to Closing in accordance with §3.4(b);

"Escrow Agreement" means an agreement between the Vendors, PhotoChannel, and the Purchaser's Solicitors, to be entered into at Closing, relating to the PhotoChannel Shares to be issued at Closing in the agreed form;

"Event" means any event, act, transaction, arrangement, default or omission, including without limitation, cessation or commencement of business, acquisition, disposal, transfer, payment loan or advance;

"Governmental Entity" means any national federal, provincial or other government, agency in Canada, the United Kingdom and every other country where WorksMedia has Products and includes every agency of such Governmental Entity;

"Gross Revenues" means as defined in Exhibit A;

"Independent Accountants" means a firm of independent accountants agreed by the Vendors and the Purchaser or, if the Vendors and the Purchaser or, in the absence of any such agreement, nominated by the President of the Institute of Chartered Accountants of England and Wales at the request of either the Purchaser or the Vendors;

"Intellectual Property" means all Intellectual Property Rights issued to or owned or held by WorksMedia or used or intended or proposed to be used by WorksMedia in carrying on the WorksMedia Business;

"Intellectual Property Rights" means any and all right, title and interest in and to (i) proprietary rights provided under patent law, copyright law, trade-mark law, design patent or industrial design law, semi-conductor chip or mask work law, or any other applicable statutory provision or otherwise arising at law or in equity, including, without limitation, trade secret law, that may provide a right in works, trade or business names, trade names, software, source code, object code, marks, ideas, formulae, algorithms, concepts, methodologies, techniques, inventions, or know-how, or the expression or use thereof, (ii) applications, registrations, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing, (iii) past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing;

"Information" has the meaning ascribed thereto in §4.3(b);

"Laws" means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body (including the TSXV) or other self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over or responsibility for the parties or their business, shareholders' undertaking, property or securities;

"Material Adverse Change" or "Material Adverse Effect", when used in connection with the parties, means any change, effect, event or occurrence with respect to its financial condition, properties, assets, liabilities, obligations (whether absolute, accrued conditional or otherwise), businesses, operations or results of operations that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition, taken as a whole, of such party (excluding general economic changes);

"Parties" means, collectively, PhotoChannel and each of the Vendors, and each individually is a "Party";

"Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"PhotoChannel Shares" means common shares without par value in the capital of PhotoChannel;

"Principal Vendors" means [Personal Information];

"Products" means the products of WorksMedia listed in Exhibit B;

"Publicly Disclosed" means disclosed by PhotoChannel in any public filing at www.SEDAR.com to and including the Closing Date;

"Purchase Consideration" has the meaning ascribed thereto in §2.2;

"Purchased Shares" means all of the issued shares in the capital of WorksMedia;

"Purchaser" means PhotoChannel Networks Inc.;

"Purchaser's Relief" means any Relief to the extent that it arises after the Accounts Date or in respect of any Event occurring after the Accounts Date;[

"Purchaser's Repayment Right" means any Repayment Right to the extent that it arises after the Accounts Date or in respect of any Event occurring after the Accounts Date;

"Purchaser's Solicitors" means Lang Michener LLP, of 1500 - 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7;

"Relief" means any loss, allowance, exemption, set-off, deduction, credit or other relief from or relating to any Taxation or to the computation of income, profits or gains for the purpose of any Taxation and any right to a repayment of Taxation;

"Repayment Right" means any right of Worksmedia to a repayment of Tax;

"Revenue Year" means a twelve month period beginning on the Closing Date and on each anniversary thereof;

"Securities Act" means the Securities Act of the Province of British Columbia and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time;

"Tax" or "Taxation" means all forms of taxation, duties, imposts, charges, withholdings, contributions, impositions and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the generality of the foregoing includes:

(a)        within the United Kingdom, corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, capital transfer tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty land tax, stamp duty reserve tax, stamp duty, duties of customs and excise and any other taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them and whether primarily or otherwise chargeable to WorksMedia or any other person, together with all penalties, fines and interest relating to any of them or any failure to make any return or supply any information (except to the extent attributable to the delay or default of WorksMedia or Purchaser after the Closing Date); and

(b)        outside the United Kingdom, all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, including (without limitation) taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added tax and capital duty and whether primarily or otherwise chargeable to the WorksMedia or any other person, together with all penalties, fines and interest relating to any of them or any failure to make any return or supply any information (except to the extent attributable to the delay or default of the WorksMedia or Purchaser after the Closing Date);

"Tax Claim" means a claim under the Tax Covenant or the Tax Warranties;

"Tax Covenant" means the tax covenant set out in §6.2 or §6.3;

"Tax Liability" means

(a)       liability of WorksMedia to make any payment of or in respect of Tax whether or not such liability is also or alternatively chargeable against or attributable to any other person and whether or not such liability is contingent, in which case the amount of the Tax Liability shall be the amount of Tax payable by Worksmedia; and

(b)       the loss of, unavailability of or reduction in the amount of any Accounts Relief (other than a right to repayment of Tax) which would otherwise have been available to Worksmedia, in which case the amount of the Tax Liability shall be the amount of Tax which would otherwise have been saved by the Relief in question; and

(c)       the loss of, unavailability of or reduction in the amount of any right to repayment of Tax (including interest on tax overpaid) which is an Accounts Relief and which would otherwise have been available to Worskmedia, in which case the amount of the Tax Liability shall be the amount of the repayment which would otherwise have been recieved;

(d)       the setting off in whole or in part against any Tax Liability, income or gain earned, accrued or received on or before Closing of any Purchaser's Relief or Purchaser's Repayment Right in circumstances where but for such setting off, Worksmedia would have had an actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Vendors under 6.2 or 6.3, in which case the amount of the Tax Liability shall be the amount of the Tax Liability which would have arisen but for the setting off of the Purchaser's relief concerned;

"Tax Warranties" means the warranties relating to taxation matters set out in §3.2(k);

"Taxation Authority" means any authority or person, whether of the United Kingdom, part of the United Kingdom or elsewhere, competent to impose, assess or collect any Taxation Liability;

"Taxes Act" means the Income and Corporation Taxes Act 1988;

"Termination Date" means March 15, 2009, or such later date as may be mutually agreed in writing by the Parties;

"TSXV" means the TSX Venture Exchange, being the stock exchange where the PhotoChannel Shares are listed as of the date hereof;

"Vendor Representative" means [Personal Information];

"Vendors' Solicitors" means Coffin Mew LLP of Kings Park House, 22 Kings Park Road, Southampton, Hampshire SO15 2UF;

"Warranties" means the warranties given by the parties in Part 3 of this Agreement;

"Warrantors" means the Vendors and the Purchaser in their capacity as warrantors;

"WorksMedia Business" means the business of WorksMedia as generally conducted during the year prior to the date hereof; and

"WorksUnit Services Agreement" means an agreement in the agreed form between WorksMedia and WorksUnit Ltd. for the provision of services by WorksUnit Ltd. to WorksMedia.

Interpretation Not Affected by Headings, etc.

1.2                  The division of this Agreement into Parts, sections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a "Part" or "section" followed by a number and/or a letter refer to the specified Part or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Exhibits hereto) and not to any particular Part, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Section and subsection references may be shown as "§".

Currency

1.3                  Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful currency of Canada.

Number, etc.

1.4                  Unless the context otherwise requires, words importing the singular will include the plural and vice versa and words importing any gender will include all genders.

Date For Any Action

1.5                  In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

Entire Agreement

1.6                  This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the sale of the Purchased Shares and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the purchase of the Purchased Shares. Each party waives all rights and remedies which, but for this subsection, might otherwise be available to it or him in respect of any representation, warranty, collateral contract or other assurance other than as contained in this Agreement.

Exhibits

1.7                  The Exhibits referred to on page 2 are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof.

Accounting Matters

1.8                  Unless otherwise stated, all accounting terms used in this Agreement in respect of WorksMedia will have the meanings attributable thereto under United Kingdom Financial Reporting Standards for Smaller Entities (effective June, 2002) and all determinations of an accounting nature in respect of WorksMedia required to be made, except for the calculation of Gross Revenues, will be made in a manner consistent with United Kingdom generally accepted accounting principles and the historical cost convention and accounting policies set out herein. Unless otherwise stated, all accounting terms used in this Agreement in respect of PhotoChannel will have the meanings attributable thereto under Canadian generally accepted accounting principles.

Agreed Form

1.9                  The "agreed form" in relation to any document means the form agreed between the parties to this Agreement and for the purpose of identification only, initialled by or on behalf of the parties.

Vendor Representative

1.10                Any reference in this Agreement to the consent of the Vendors may be given by the Vendor Representative alone.

PART 2

PURCHASE AND SALE OF ALL OF THE PURCHASED SHARES

Purchase and Sale

2.1                  On the Closing Date and subject to the terms and conditions hereof, each of the Vendors will sell and transfer all right, title and interest in and to the number of the Purchased Shares set opposite his name in Exhibit C to PhotoChannel and PhotoChannel agrees to purchase all of the Purchased Shares from the Vendors in consideration of payment of the Purchase Consideration.

Purchase Consideration

2.2                  The total purchase price (the "Purchase Consideration") to be paid on the Closing Date and thereafter for the Purchased Shares will be: (i) the Sterling equivalent of $2,100,000, calculated based upon the exchange rate published by the Bank of England on the date of this Agreement; (ii) 750,000 PhotoChannel Shares; and (iii) the Contingent Consideration, all of which is payable as follows:

(a)       $161,538.46 (payable in and converted to Sterling at the rate referred to above) in cash on the Closing Date;

(b)       twelve further monthly payments of $161,538.46 (payable in and converted to Sterling at the rate referred to above), the first one to be paid on the date which is one month after the Closing Date, and further payments on the same date of each consecutive calendar month thereafter, completing on the date which is 13 months following the Closing Date (the "Deferred Consideration");

(c)       subject to §2.6, 750,000 PhotoChannel Shares which are to be allotted and issued to the Vendors on Closing, which will be held in escrow with the Purchaser's Solicitors pursuant to the Escrow Agreement and released to the Vendors as follows:

(i)       250,000 PhotoChannel Shares on or before the Business Day that is 12 months from the Closing Date;

(ii)      250,000 PhotoChannel Shares on or before the Business Day that is 24 months from the Closing Date; and

(iii)     250,000 PhotoChannel Shares on or before the Business Day that is 36 months from the Closing Date;

(d)       the Contingent Consideration, if any, payable for each of the Revenue Years in the Contingent Consideration Period, as described in §2.3.

Contingent Consideration

2.3                  Subject to §2.6, PhotoChannel will allot and issue additional PhotoChannel Shares as consideration for the Purchased Shares ("Contingent Consideration") in accordance with Exhibit "A" hereto in any of the three Revenue Years in the Contingent Consideration Period. Contingent Consideration will be satisfied by PhotoChannel within 15 Business Days of its being agreed by the parties or determined pursuant to §2.4.

2.4                  This Section sets out the process for ascertaining and agreeing to the Contingent Consideration:

(a)       the Purchaser shall ensure the submission to the Vendors of a certificate of the Chief Financial Officer of the Purchaser ("Certificate") stating the aggregate Gross Revenues and Contingent Consideration for each Revenue Year within 30 days of the end of the relevant Revenue Year, and supplying reasonably detailed evidence of the calculations so as to enable the Vendors to properly evaluate the same;

(b)       the Vendors may, by notice delivered to the Purchaser within 60 days of receipt by the Vendors of the Certificate, require that the calculation of the Gross Revenues specified in it be reviewed by the Vendors. If the Vendors do not respond by this time then the Gross Revenues and Contingent Consideration for that Relevant Year shall be considered as agreed.

(c)       if any notice referred to in §2.4(b) is delivered to the Purchaser then the parties shall endeavour to agree any matters relating to the Certificate or calculation forming the basis thereof not agreed between them within 15 days of the Vendors completing their review;

(d)       if the parties fail to agree within the time specified (or within such extension otherwise agreed by the parties in writing), the matter(s) in dispute shall be referred to Independent Accountants (acting as experts) for determination. The decision of the Independent Accountants on any matter referred to them shall (except in the case of manifest error) be final and binding on the parties (provided that, save to the extent that the same is fully taken into account by the Independent Accountant in determining the Gross Revenue for the relevant Revenue Year, the determination shall not prevent the Vendors from pursuing any claim they may have against the Purchaser for breach of the Purchaser's obligations pursuant to §2.8). The costs of the Independent Accountants (including its fees and expenses and any fees and expenses of any professional advisers appointed by it) shall be allocated based upon the adjustments, if any, required to the Purchaser's calculation and

(i)       if there is no adjustment made which is favourable to the Vendors, the Vendors shall pay 100% of such costs,

(ii)      if the adjustment is 10% or more favourable to the Vendors, PhotoChannel shall pay the entire fee,

(iii)     otherwise the Vendors and PhotoChannel will each pay 50% of the costs;

(e)       the parties shall ensure that the Independent Accountants are each given access to all working papers prepared by the Purchaser or by the Vendors and given any information and explanations they may reasonably request to carry out their function under this Section;

(f)       the Purchaser shall provide to the Vendors and/or its representatives and to any Independent Accountant such assistance as is reasonably required by the Vendors or the Independent Accountant to review the contents of the Certificate and the calculation of Gross Revenue therein, including without limitation:

(i)       access to documents, records and information of WorksMedia and/or the Purchaser and/or any Associate of the Purchaser which are relevant for the calculation of Gross Revenue;

(ii)      access to the personnel of WorksMedia and/or the Purchaser and/or any Associate of the Purchaser in order to obtain all relevant information within their knowledge; and

(iii)     to take copies of any relevant documents, records or information in the possession or control of WorksMedia and/or the Purchaser and/or any Associate of the Purchaser; and

(g)       save as provided in §2.4(d), the parties shall bear their own costs incurred in connection with the preparation, review and agreement or determination of the Certificate and the Gross Revenue therein.

2.5                  If at any time during the Contingent Consideration Period the Purchaser shall

(a)       subdivide, split, or exchange its outstanding PhotoChannel Shares into a greater number of PhotoChannel Shares;

(b)       consolidate, combine or reverse-split its outstanding PhotoChannel Shares into a lesser number of PhotoChannel Shares;

(c)       reclassify or re-designate the PhotoChannel Shares, or change the PhotoChannel Shares into other shares or securities or other capital reorganization involving the PhotoChannel Shares;

(d)       consolidate, amalgamate or merge, or complete some other form of business combination with or into another body corporate which results in a reclassification or re-designation of the PhotoChannel Shares or a change of the PhotoChannel Shares into other shares or securities of the Purchaser or of another person,

(each such event, a "Reorganisation").

then the Vendors shall be entitled to receive on payment of the Contingent Consideration, in lieu of the number of PhotoChannel Shares they would have received had such Reorganisation not occurred, the equivalent number of PhotoChannel Shares or other equivalent securities the Vendors would have received had they received and held the Contingent Consideration immediately before the Reorganisation. Any adjustments made to the Contingent Consideration as a result of a Reorganisation shall be cumulative.

Issue of PhotoChannel Shares to the Principal Vendors

2.6                  No PhotoChannel Shares will be:

(a)       released to a Principal Vendor if, at the time such shares are to be released in accordance with §2.2(c), or

(b)       issued to a Principal Vendor if, at the time such shares are to be issued at the end of the relevant Revenue Year, in the case of the Contingent Consideration,

such Principal Vendor is not employed by or a consultant to, WorksMedia, PhotoChannel, or an Affiliate of PhotoChannel, unless the reason such Principal Vendor is no longer an employee or consultant is as a result of the termination of employment or consulting agreement by WorksMedia, PhotoChannel, or Affiliate of PhotoChannel, as applicable, the termination of the Principal Vendor by reason of constructive dismissal (in the case of Principal Vendors who are employees) or breach by WorksMedia, PhotoChannel or Affiliate of PhotoChannel (in the case of Principal Vendors who are consultants) or the death or permanent disability of such Principal Vendor. Upon a Principal Vendor being ineligible to receive PhotoChannel Shares in accordance with this section, PhotoChannel Shares held in escrow for that Principal Vendor shall be returned to PhotoChannel and cancelled, and the Contingent Consideration payable shall be reduced by the number of shares which such Principal Vendor would otherwise have been entitled to receive at that time and from time to time thereafter.

Division of Consideration Amongst Vendors

2.7                  Except as expressly provided in §2.2(c) all Purchase Consideration payable to the Vendors hereunder will be divided amongst and paid to each Vendor in accordance with Exhibit C.

Securities Compliance

2.8                  PhotoChannel may rely on available exemptions under applicable Laws to permit the issuance of PhotoChannel Shares to the Vendors under §2.2(c) and §2.3. The Vendors acknowledge that the PhotoChannel Shares to be issued to them will be issued on a prospectus exempt basis and shall be subject to resale restrictions in Canada for a four-month period after the issuance date, and that the PhotoChannel Share certificates shall bear a restrictive legend to this effect. In addition, the Vendors acknowledge and agree that the PhotoChannel Shares will not be registered under the United States Securities Act of 1933, and may not be sold, transferred, assigned or otherwise hypothecated in the United States or to or for a U.S. Person unless the PhotoChannel Shares are registered under the United States Securities Act of 1933 or an exemption from such registration is available.

Covenants in Connection with Contingent Consideration

2.9                  PhotoChannel agrees that from the Closing Date until the end of the Contingent Consideration Period:

(a)       it shall take all commercially reasonable steps to exploit the business and goodwill of WorksMedia with the Products and to duly perform its obligations in respect of such Products and towards any customers or other persons by reference to whom Contingent Consideration may be calculated;

(b)       without prejudice to the generality of §2.9(a), PhotoChannel shall use its reasonable commercial endeavours to ensure that the Products are marketed and exploited with a view to maximising the Gross Revenue and the Contingent Consideration, provided that PhotoChannel shall not be responsible for any act or omission of the Principal Vendors, whether such act or omission is committed before or after the Closing;

(c)       it shall not permit WorksMedia or any assignee or successor in title to sell, transfer, assign or otherwise part with possession or ownership of all or any part of the WorksMedia Business, including without limitation, any assets or rights or any contracts relating to the Products (other than granting licenses to use the Products in the ordinary course of its Business and on reasonable commercial terms for WorksMedia or its assignee), or with any other customer or persons by reference to whom Contingent Consideration may be calculated, if such sale, transfer, assignment or parting of possession or ownership would have the effect of reducing the Contingent Consideration payable unless it first obtains the written consent of the Vendors;

(d)       it shall not take any action (including without limitation varying payment terms and delaying or accelerating invoicing or production or delivery of Products) with the intention of reducing the Contingent Consideration, or which has the effect of reducing the Contingent Consideration and is not justified on a commercial basis; and

(e)       in addition to the Vendors' rights under §2.4, PhotoChannel shall permit the Vendors and their authorized representatives to review at all times, on reasonable notice, account activity in connection with Products and any customers or other persons by reference to whom Contingent Consideration may be calculated, and to permit an independent verification of the amounts due by PhotoChannel to the Vendors in connection therewith.

Security for Payment of the Purchase Price

2.10                Upon Closing, as security for payment of the balance of the cash portion of the Purchase Price, the Purchaser shall enter into, grant and deliver into escrow:

(a)       the Purchased Shares, together with executed stock transfer forms, assigning the Purchased Shares back to the Vendors (in the proportions in which the Vendors held the Purchased Shares before Closing) in accordance with the terms of a charge over shares (the "Charge over Shares") in the agreed form; and

(b)       A debenture over the WorksMedia Business (the "Debenture") in the agreed form,

(collectively, the preceding agreements are referred to as the "Security Agreements").

2.11                The Parties agree that the Security Agreements will be placed in escrow (the "Business Escrow Agreement") with the Vendors' Solicitors. The Business Escrow Agreement shall provide for:

(a)       holding the Security Agreements in escrow until receipt of written notice from the Vendor Representative confirming that either:

(i)       payment of all the Deferred Consideration has occurred; or

(ii)      that there has been a default by the Purchaser in paying any of the Deferred Consideration and confirming that such default is continuing and has not been remedied; and

(b)       upon receipt of the notice referred to in §2.11(a):

(i)       stating that all of the Deferred Consideration has been paid, the release of assets which are subject to terms of the Security Agreements to the Purchaser and destruction of the stock transfer forms and the Charge over Shares; or

(ii)      stating that the Purchaser has defaulted in paying any of the Deferred Consideration instalments and confirmation that the Vendors have complied with the provisions §2.12, then the enforcement of the Charge over Shares, dating of the stock transfer forms and subsequent release of the Security Agreements to the Vendors.

2.12                In order to exercise their rights under the Business Escrow Agreement to receive the Security Agreements, the Vendors shall first give notice to the Purchaser of the failure to make a payment required under §2.2(b), and the Purchaser shall have 3 Business Days within which to make such payment. Upon the Purchaser making the outstanding payment, the right of the Vendors to exercise their rights under the Business Escrow Agreement, shall terminate in respect of that payment only.

2.13                Upon delivery of the Security Agreements to the Vendors by the escrow agent under the Business Escrow Agreement, the Vendors shall exercise their rights under the Security Agreements to take ownership of the WorksMedia Shares and WorksMedia Business.

2.14                The Vendors' only remedy in the event of the failure of the Purchaser to make a payment required under §2.2(b) shall be the right to enforce its security under the Security Agreements. Upon exercising such right, all rights of the Vendors to the Contingent Consideration shall cease, and the Purchaser shall have no further obligation to pay the Contingent Consideration. Furthermore, the Vendors shall have no right to accelerate the payment of the Deferred Consideration, and shall have no right to receive any further payments in respect of the Deferred Consideration. The Vendors shall continue to hold title to the PhotoChannel Shares, which shall continue to be subject to, and released in accordance with, the terms of the Escrow Agreement.

2.15                After Closing there may be a business and asset transfer from Worksmedia to Pixology Software Limited ("Pixology") in an agreed form (the "Business Transfer Agreement"). Pursuant to §2.9(c) of this Agreement the Vendors written consent to the Business Transfer Agreement must be obtained. The business and assets of WorksMedia will be subject to the terms of the Debenture. Vendor's consent, if provided, shall be subject to Pixology providing a debenture on substantially the same terms as the Debenture over the business and assets that are subject to the Business Transfer Agreement;

PART 3

WARRANTIES

Warranties of the Vendors

3.1                Each Vendor severally warrants to and in favour of PhotoChannel, subject to any matters or qualifications which are Disclosed, and each acknowledges that PhotoChannel is relying upon such warranties in connection with the matters contemplated by this Agreement:

(a)       the Vendor owns and has good and marketable title to the number of Purchased Shares set out opposite such Vendor's name on Exhibit C as the legal and beneficial owner thereof, free of all liens, claims, charges, options and encumbrances whatsoever;

(b)       the Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Purchased Shares to the Purchaser;

(c)       this Agreement constitutes a valid and binding obligation of the Vendor; and

(d)       at the Closing Date, the Vendor will not be a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Vendor of this Agreement or the performance by the Vendor of any of the terms hereof (save that no warranty is provided in respect of compliance by the Vendor with the laws of Canada or any part thereof).

3.2                The Vendors jointly and severally warrant to and in favour of PhotoChannel, subject to any matters or qualifications which are Disclosed, and each acknowledges that PhotoChannel is relying upon such warranties in connection with the matters contemplated by this Agreement:

(a)       Organization.

(i)       WorksMedia has been duly incorporated or formed under the laws of England and is validly subsisting and has full corporate or legal power and authority to own its assets and conduct its business as currently owned and conducted.

(ii)      WorksMedia does not have any shareholding or other material beneficial interest in any other corporation or entity.

(b)       Capitalization. The authorized capital of WorksMedia consists of 1,050 ordinary shares divided into 788 ordinary A shares of ₤1 each, 261 ordinary B shares of ₤1 each, and 1 ordinary C share of ₤1, all of which are ordinary shares of WorksMedia duly authorized, validly issued as fully paid or credited as fully paid, free of pre-emptive rights, and there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating WorksMedia to issue or sell any shares of WorksMedia or securities or obligations of any kind convertible into or exchangeable for any shares of WorksMedia, nor are there outstanding any stock appreciation rights, agreements, arrangements or commitments. No WorksMedia shares have been purchased for cancellation. There are no outstanding bonds, debentures or other evidences of indebtedness of WorksMedia having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the Vendors on any matter.

(c)       No violation. The execution and delivery by the Vendors of this Agreement will not:

(i)       result in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(A)       the memorandum and articles of association of WorksMedia and/or any shareholder agreement or any other agreement to which WorksMedia is subject or relating to ownership of the Purchased Shares;

(B)       any judgment or decree;

(ii)      result in a violation or breach of, or give rise to any right of termination under, any material contract, agreement, license, franchise or permit to which WorksMedia is a party or by which it is bound or subject or is the beneficiary;

(ii)      so far as the Vendors are aware, have a Material Adverse Effect on WorksMedia,

(iii)     require consent to be obtained under any material contract, agreement, license, franchise or permit to which WorksMedia is a party or by which it is bound or subject or is the beneficiary;

(iv)      give rise to any acceleration of indebtedness of WorksMedia, or cause any such indebtedness to come due before its stated maturity;

(v)       result in the imposition of any encumbrance, charge or lien upon any of its assets, or so far as the Vendors are aware, restrict, hinder, impair or limit the ability of WorksMedia to carry on the WorksMedia Business; or

(vi)      result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any of the Vendors or to any other director or employee of WorksMedia or increase any benefits otherwise payable to any of the Vendors or to any other director or employee of WorksMedia under any WorksMedia plan or result in the acceleration of time of payment or vesting of any such benefits.

(d)       No Consents. No consent, approval, order or authorization of, or declaration or filing with, any UK Governmental Entity is required to be obtained by the Vendors or WorksMedia in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

(e)       No Defaults. WorksMedia is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect.

(f)       Absence of Certain Changes or Events. Except as Disclosed, WorksMedia has conducted its businesses only in the ordinary and regular course of business consistent, where relevant, with past practice and there has not since December 31, 2008, occurred:

(i)       a Material Adverse Change with respect to the WorksMedia Business;

(ii)      any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on the WorksMedia Business which WorksMedia or the Vendors have knowledge of; and

(iii)     any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, license, franchise, lease transaction, commitment or other material right or obligation in connection with the WorksMedia Business.

(g)       Financial Statements.

(i)       The audited annual financial statements for WorksMedia as at and for the period ended February 29, 2008 (the "Accounts") have been prepared in accordance with the requirements of statutes of England and Wales relevant at the time of preparation and generally accepted United Kingdom accounting principles ("UK GAAP") current on February 29, 2008 and give a true and fair view of the assets and liabilities and state of affairs of WorksMedia as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

(ii)      The unaudited interim financial statements for WorksMedia as at and for the 10 month period to December 31, 2008 ("the Management Accounts") have been prepared in the ordinary, proper and usual course of the WorksMedia Business with due care and attention and in accordance with UK GAAP, good business practice and with policies and principles consistently applied throughout the period to which such accounts relate and consistent with policies and principles applied in preparation of the Accounts.

(h)       Books and Records.

(i)       The books, records and accounts of WorksMedia in all material respects have been maintained in accordance with good business practices on a basis consistent with prior years and in accordance with the requirements of the Companies Act of 1985 and, where applicable, the Companies Act of 2006;

(ii)      WorksMedia has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that:

(A)       transactions are executed in accordance with management's general or specific authorization; and

(B)       transactions are recorded as necessary

(I)       to permit preparation of financial statements in conformity with applicable accounting principles or any other criteria applicable to such statements, and

(II)      to maintain accountability for assets and inventory.

(i)       Litigation, Etc. There is no claim, action, proceeding or investigation pending or, to the knowledge the Vendors, threatened against WorksMedia before any court or Governmental Entity that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on WorksMedia. WorksMedia has not been notified that WorksMedia's assets are subject to any outstanding judgment, order, writ, injunction or decree.

(j)       Environmental. Except for matters, that individually or in aggregate would not have a Material Adverse Effect on WorksMedia, so far as the Vendors are aware, all operations of WorksMedia have been conducted, and are now, in compliance with all applicable environmental laws.

(k)       Tax Matters.

(i)       WorksMedia has timely filed all tax returns required to be filed and all such returns and forms have been completed accurately and correctly in all respects, and there is no contingent tax liability in respect of such filed tax returns nor so far as the Vendors are aware any grounds which would prompt a reassessment by applicable taxation authorities, including for aggressive treatment of income or expense in filing tax returns for previous years;

(ii)      WorksMedia has paid all taxes due under its filed tax returns, and all interest and penalties thereon with respect to WorksMedia, for all previous completed financial years and has made proper source and other deductions required under the laws of the United Kingdom for all employee, director or officer remuneration and any sales, excise or similar taxes;

(iii)     WorksMedia has provided adequate reserves for periods covered by, and such reserves are reflected in, the Accounts and Management Accounts, and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by WorksMedia;

(iv)      WorksMedia has not received any written notification that any issues involving a material amount of taxes have been raised and are currently pending by any taxation authority.

(l)       Compliance with Laws. So far as the Vendors are aware, WorksMedia has complied with and is not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on WorksMedia. WorksMedia has made all statutory, regulatory, legal or other filings required of it.

(m)       Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon WorksMedia that has or so far as the Vendors are aware could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of WorksMedia in connection with the WorksMedia Business, any acquisition of assets by WorksMedia or the conduct of business by WorksMedia as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Material Adverse Effect on WorksMedia.

(n)       Employment Agreement. The Disclosure Letter sets forth a true and complete list of all employees of WorksMedia together with all agreements of employment between WorksMedia and its employees and details of their current annual salaries and any agreements in place, whether written or verbal, that would cause the annual salary amounts to increase at any time in the future.

(o)       Insurance. WorksMedia has policies of insurance in force on their business and assets as of the date hereof naming WorksMedia as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, the Vendors believe are reasonable.

(p)       Property. WorksMedia will own or have in their possession all the assets necessary to permit the operation of the WorksMedia Business as presently conducted except for any that would individually or in the aggregate not have a Material Adverse Effect on WorksMedia.

(q)       Intellectual Property.

(i)       The Disclosure Letter sets forth (i) a true and complete list of all registrations and applications for registration of trade-marks, patents, copyrights, domain names, industrial designs and any other registrations and applications for registration of Intellectual Property, and (ii) all material, unregistered Intellectual Property used in or necessary for the conduct of the WorksMedia Business.

(ii)      Except as set out in the Disclosure Letter, WorksMedia (i) owns all right, title and interest in and to the Intellectual Property, (ii) has not transferred, assigned or encumbered the Intellectual Property or its interests therein in any way, (iii) has not permitted the transfer, assignment, or encumbrance of the Intellectual Property or its interests therein in any way, and (iv) is not required to pay any royalty, fee or other similar consideration to any person with respect to the use of the Intellectual Property.

(iii)     the conduct of the WorksMedia Business does not infringe upon the industrial rights or Intellectual Property Rights, domestic or foreign, of any other person.

(iv)      there exist no claims of any infringement or breach by WorksMedia of any industrial rights or Intellectual Property Rights of any other person, and neither WorksMedia nor the Vendors have received any notice that the conduct of the WorksMedia Business, including the use or intended or proposed use of the Intellectual Property, infringes upon or breaches, or may infringe upon or breach, any industrial rights or Intellectual Property Rights of any other person.

(v)       So far as the Vendors are aware, there exists no infringement or violation of any of the rights of WorksMedia in the Intellectual Property nor does there exist any state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property.

(vi)      Except as disclosed in the Disclosure Letter (i) there is no restriction on the ability of WorksMedia to use and exploit all rights in the Intellectual Property, (ii) each statement in each application for registration of  Intellectual Property was true and correct as of the date of such application, (iii) each trademark and trade name in the Intellectual Property is in use, and (iv) none of the rights of WorksMedia in the Intellectual Property will be affected in any way by the transactions contemplated in this Agreement.

(r)       Licences, Etc. WorksMedia owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct the WorksMedia Business as now conducted except for such failure that would individually or in the aggregate not have a Material Adverse Effect on WorksMedia.

(s)       Debts and Creditors.

(i)       So far as the Vendors are aware, the book debts and other receivables owing to WorksMedia as set out in the Management Accounts are good and recoverable in full;

(ii)      The list of creditors as at December 31, 2008 set out in the Disclosure Letter is true and accurate in that it shows all the creditors of WorksMedia as at December 31, 2008 (disregarding any creditors of an aggregate amount of under $5,000) provided that, for the avoidance of doubt, the list of creditors has been prepared in accordance with UK GAAP as at December 31, 2008, so this warranty is limited to the extent to which such creditors should have been included in the list of creditors under UK GAAP as at December 31, 2008.

(t)       No Charges. Except for the Debenture, no guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by WorksMedia or any third party in respect of borrowings or other obligations of WorksMedia.

(u)       Insolvency.

(i)       WorksMedia is not insolvent nor unable to pay its debts according to section 123 of the Insolvency Act 1986; and has not stopped paying its debts as they fall due.

(ii)      No order has ever been taken or petition presented or resolution passed for winding up Worksmedia and no distress, execution or other process has been levied on an asset of the Company.

(iii)     In relation to Worksmedia:

(A)       no administrator has been appointed;

(B)       no order has been made or petition presented for the appointment of an administrator; and

(C)       no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

(iv)      No order has been made or petition presented for the Company to be dissolved and its assets to be distributed among the relevant company's creditors, shareholders or other contributors.

(v)       Retirement Benefits. WorksMedia does not have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees) and no proposal or announcement has been made to any employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any pension, lump sum, death, ill-health, disability or accident benefit.

(w)       WorksMedia has facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999, full details of which are set out in the Disclosure Letter.

Warranties of PhotoChannel

3.3                PhotoChannel represents and warrants to and in favour of each of the Vendors, and acknowledges that each of the Vendors are relying upon such representations and warranties in connection with the matters contemplated by this Agreement, that:

(a)       Organization. PhotoChannel has been duly incorporated or formed under the BCA, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the PhotoChannel Shares currently outstanding are validly issued, fully paid and non-assessable.

(b)       Capitalization. The authorized capital of PhotoChannel consists of an unlimited number of PhotoChannel Shares. As of the date hereof, there are [33,493,182 PhotoChannel Shares issued and outstanding.

(c)       Authority and No Violation.

(i)       PhotoChannel has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by PhotoChannel and the consummation by PhotoChannel of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby.

(ii)      This Agreement has been duly executed and delivered by PhotoChannel.

(iii)     The approval of this Agreement, the execution and delivery by PhotoChannel of this Agreement and the performance by it of its obligations hereunder and thereunder and the completion of the transactions contemplated thereby, will not:

(A)       result in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(I)       PhotoChannel's memorandum, certificate of incorporation or articles or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance;

(II)      any Laws, judgment or decree, except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on PhotoChannel; or

(III)     except as would not, individually or in the aggregate, have a Material Adverse Effect on PhotoChannel, any material contract, agreement, license, franchise or permit to which it is party or by which it is bound or is subject or is the beneficiary;

(B)       give rise to any right of termination or acceleration of indebtedness of PhotoChannel, or cause such indebtedness to come due before its stated maturity or cause any available credit of PhotoChannel to cease to be available; or

(C)       except as would not, individually or in the aggregate, have a Material Adverse Effect on PhotoChannel, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on.

(iv)      Except for the final acceptance hereof by the TSXV expected in the ordinary course, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by PhotoChannel in connection with the execution and delivery of this Agreement or the consummation by PhotoChannel of the transactions contemplated hereby or thereby other than any consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on PhotoChannel.

(v)       PhotoChannel may rely on available exemptions under applicable Laws to permit the issuance of PhotoChannel Shares to the Vendors under §2.2(c) and, if applicable, §2.3.

(d)       Absence of Certain Changes or Events. Except as Publicly Disclosed by PhotoChannel since September 30, 2008 through to the date hereof, PhotoChannel has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not, during this time, occurred or been completed:

(i)       a Material Adverse Change with respect to PhotoChannel;

(ii)      any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(iii)     any resolution to approve a split, combination or reclassification of the PhotoChannel Shares; or

(iv)      any material change in its accounting methods, principles or practices.

(e)       Financial Statements. The audited consolidated financial statements for PhotoChannel as at and for the 12-month period ended on September 30, 2008 and unaudited Management Accounts for the three month period ended December 31, 2008 have been prepared in accordance with Canadian generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of PhotoChannel as of the respective dates thereof and for the respective periods covered thereby.

(f)       Reports. PhotoChannel has filed with the TSXV true and complete copies of all forms, reports, Exhibits, statements and other documents required to be filed by it, and such documents, at the time filed; (i) did not contain any misrepresentation and (ii) complied in all material respects with the requirements of applicable securities Laws. PhotoChannel has not filed any confidential material change report with the TSXV or any other securities authority or regulator which at the date hereof remains confidential.

(g)       PhotoChannel Shares. The PhotoChannel Shares to be issued as part of the Purchase Consideration and the Contingent Consideration pursuant to this Agreement will, in all cases, be duly and validly issued by PhotoChannel as fully paid and non-assessable shares.

(h)       Compliance with Laws. PhotoChannel has complied with and is not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on PhotoChannel. Without limiting the generality of the foregoing, all securities of PhotoChannel have been issued in compliance in all material respects with all applicable securities Laws.

(i)       Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of PhotoChannel, threatened against PhotoChannel before any court or Governmental Entity that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on PhotoChannel, or prevent or materially delay consummation of the transactions contemplated by this Agreement. None of PhotoChannel's assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on PhotoChannel or that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(j)       Tax Matters. PhotoChannel represents that:

(i)       PhotoChannel has timely filed, or caused to be filed, all material tax returns required to be filed by it (all of which returns were correct and complete in all material respects) and has paid, or caused to be paid, all material amounts of taxes shown to be due and payable thereon; and

(ii)      PhotoChannel has not received any written notification that any issues involving a material amount of taxes have been raised (and are currently pending) by any taxing authority.

(k)       Environmental. Except for matters that, individually or in the aggregate, would not have a Material Adverse Effect on PhotoChannel all operations of PhotoChannel have been conducted, and are now, in compliance with all relevant environmental laws.

Further provisions relating to the Warranties

3.4                The Parties agree that:

(a)       Survival. The warranties of the Vendors and the Purchaser contained herein will survive the execution and delivery of this Agreement and shall be true and correct on the Closing Date (as if made or given on the Closing Date and on the basis that a reference to the actual time of Closing were substituted for any express or implied reference to the time of this Agreement). Notwithstanding any investigation or enquiry made by a Party before Closing, or the waiver of any condition by a Party, except where otherwise specifically provided in this Agreement, the warranties of the Vendors and the Purchaser will survive Closing and continue in full force and effect provided that a Party shall not be liable for any Claim unless such Party is given notice of the Claim stating in reasonable detail the matter giving rise to the Claim, the nature of the Claim and, if practicable, the amount claimed within:

(i)       a period of two years after Closing as to all matters except any Tax Claim; and

(ii)      a period of six years after the Closing as to any Tax Claim , except in any case attributable to fraud or gross negligent conduct of Worksmedia or any person acting on its behalf, in which case, a period of twenty one years after Closing; except in either case, in respect of any Tax Claim of which the Purchaser gives notice to the Vendors before that date, specifying in reasonable detail the nature of the Tax Claim and the amount of Tax claimed, it being agreed that the liability of the Vendors in respect of any Claim under the Tax Covenant or Tax Warranties shall absolutely determine and the Vendors shall have no liability thereunder if proceedings in respect of it have not been commenced and served within 12 months of service of such written notice.

(b)       Disclosure Between the Date of this Agreement and Closing. The Vendors shall be entitled to make further disclosure in writing in respect of the occurrence or non-occurrence of any matters, events or circumstances between the date of this Agreement and Closing which would or might reasonably be expected to cause or constitute a breach (or which would have caused or constituted a breach had such event occurred or been known to any of them prior to the date of this Agreement) of any of the Warranties or which would or might make any of the Warranties untrue or inaccurate without such disclosure PROVIDED THAT no right to damages or compensation shall arise in favour of the Purchaser in consequence only of the occurrence or non-occurrence after the signing of this Agreement and before Closing of any matter, event or circumstances constituting a breach of any of the Warranties if the matter, event or circumstance in question could not reasonably have been Disclosed prior to the date of this Agreement.

(c)       Aggregate Limitation. The aggregate liability of the Vendors in respect of all Claims shall not exceed the aggregate Purchase Consideration actually received by such Vendors.

(d)       De Minimis. No amount shall be payable by the Vendors in respect of any Claim :

(i)       unless the liability of the Vendors under the individual Claim exceeds $5,000 (excluding for the avoidance of doubt interest and costs), in which case (subject to §3.4(c)) the Vendors shall be liable for both the initial $5,000 and the excess;

(ii)      in respect of all Claims that are not Tax Claims, unless and until the aggregate cumulative liability of the Vendors in respect of all Claims (other than Tax Claims) exceeds $80,000 (excluding for the avoidance of doubt interest and costs) in which case (subject to §3.4(c)) the Vendors shall be liable for both the initial $80,000 and the excess.

(e)       Legal Proceedings. The Vendors shall not be liable for any Claim (other than a Tax Claim) which has been made against the Vendors (and which has not been previously satisfied, settled or withdrawn) which shall be deemed to have been withdrawn and shall be fully barred and unenforceable:

(i)       in respect of a Claim (other than a Tax Claim) which has arisen as a result of a claim brought by a third party against the Company, on the expiry of the twelve month period commencing on the date upon which the Purchaser in fact gave notice to the Vendors under §3.4(a) (provided notice was in fact given within the time period set out in clause §3.4(a)), in respect of such Claims(other than Tax Claims), and

(ii)      in respect of a Claim (other than a Tax Claim) arising from all other circumstances, on the earlier of (A) the expiry of twelve months after discovering the matter which gave rise to the Claim, and (B) six months after the expiry of the relevant time period set out in §3.4(a), (provided notice was in fact given within the time period set out in §3.4(a)), unless legal proceedings in respect of the Claim (other than a Tax Claim) shall have been properly issued and validly served on the Vendors, or in the case of a Claim based on a contingent liability, that contingent liability becomes an actual liability. Where a Claim (other than a Tax Claim) is based on a contingent liability, the twelve month periods referred to in this §3.4(e) shall commence on the date upon which the liability becomes an actual liability.

(f)       General Exclusions. The Vendors shall have no liability whatsoever in respect of a Claim (other than a Tax Claim) if and to the extent that:

(i)       the Claim is attributable (in whole or in part) to any Event after Closing resulting from an affirmative action by the Purchaser or any Associate of the Purchaser or their respective officers, employees or agents, other than an Event that occurs or fails to occur in the ordinary course of business consistent with past practice in good faith and not with the purpose or intent of causing a Claim to arise;

(ii)      the Claim arises as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the date of this Agreement, any law, rule, regulation, directive, interpretation of law or any administrative practice of any government, governmental department, agency or regulatory body, in any case not actually in force or publicly contemplated at the date of this Agreement;

(iii)     the Claim arises or is increased as a result of, or is otherwise attributable to, any changes after the Closing in the accounting policies or accounting or commercial practice of the Purchaser or WorksMedia (provided that if the Claim is only increased, the Vendors shall only be excluded to the extent of such increase);

(iv)      the matter giving rise to the Claim arises (in whole or in part) from any Event before or after Closing at the request or direction of, or with the consent in writing of the Purchaser, other than an Event that occurs or fails to occur in the ordinary course of business consistent with past practice in good faith and not with the purpose or intent of causing a Claim to arise;

(v)       the matter giving rise to the Claim was specifically allowed or provided for or reserved in the Accounts or the Management Accounts; and/or

(vi)      the Claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability and is due and payable.

(g)       Reduced Settlement. If, after Closing, WorksMedia agrees to accept from any third party part payment of any outstanding liability owed to WorksMedia as full and final settlement of that liability, the Purchaser shall not (without obtaining the consent of the Vendors in writing) be entitled to make a Claim for the balance of such outstanding liability, except to the extent that such liability existed before the Closing and was not provided for in the Accounts or Management Accounts.

(h)       Single Claim Only. . The Purchaser shall not be entitled to recover more than once in respect of the same circumstances giving rise to a Claim, however, if further claims are made against Worksmedia by different claimants but arising from the same circumstances the Purchaser shall not be precluded from recovery.

(i)       Third Party Recovery. Where WorksMedia or the Purchaser is entitled (whether by reason of insurance or otherwise) to recover from any person other than the Vendors any sum in respect of any Claim (and regardless of whether the Vendors have made any payment therefore), the Purchaser shall, and shall ensure that WorksMedia shall, entirely at the cost and expense of the Vendors (but subject to the prior written approval by the Vendors as to such costs and expenses), take all steps (whether by way of claim against insurers or otherwise) as the Vendors may reasonably require to enforce such recovery and the Purchaser shall keep the Vendors informed of the progress of any action taken. The Vendors shall not be liable to the extent that the matter giving rise to the Claim is an amount for which WorksMedia or the Purchase makes a recovery from any person other than any of the Vendors, whether under provisions of applicable law, insurance policy or otherwise howsoever and to the extent that the Purchaser has received a payment from or on behalf of the Vendors in respect of any Claim then it shall repay to the Vendors any amount which it has also received from any third party to the extent that such third party payment constitute a double recovery.

(j)       Assessment of Damages. In assessing any damages recoverable for any Claim there shall be taken into account any corresponding savings by, or net benefit of the Purchaser or any Associate of the Purchaser (including any tax benefit or relief) which would not have arisen but for the matter which is the subject of the Claim.

(k)       Duty to Mitigate. The Purchaser shall, and shall ensure that WorksMedia shall, exercise reasonable commercial efforts to mitigate damages resulting from any Claim, provided however that where an action required to mitigate such damages requires the consent of the Vendors, and such consent be withheld, the Purchaser shall not be obligated to take such action to mitigate damages.

(l)       Meaning of Knowledge and Awareness. Where any statement set out this Part 3 is expressed to be given or made "to the best of the Vendors' knowledge and belief" or "so far as the Vendors are aware" or is qualified in some other manner having substantially the same effect, such statement shall be deemed to mean that the Vendors have made reasonable enquiry of the directors and the secretary of the Company as to the facts and circumstances relevant to such statement and shall have taken the results of such enquiries into account.

(m)       Treatment of Claims. Any payment made by the Vendors in respect of breach of the Warranties shall constitute a reduction in the Purchase Consideration.

(n)       Reliance on Warranties Only. Each Party acknowledges that it has not relied on any warranty, representation, covenant, undertaking, indemnity or other statement by or of the other Parties or WorksMedia or any of their respective officers, employees or representatives, other than those Warranties expressly set out in this Agreement and further agrees that, save in respect of any fraud or fraudulent misrepresentation, any breach by a party of any Warranty shall not give rise to any claim other than a claim for breach of contract in respect of such warranty.

PART 4

COVENANTS

Covenants of the Vendors

4.1

(a)       The Vendors covenant and agree that, during the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with Part 8, except (i) with the consent of PhotoChannel to any deviation therefrom, which will not be unreasonably withheld or delayed (and in the event that the Vendors give a written request to the Purchaser for consent to be provided, including reasonable details as to the matter in respect of which the consent is required, and notice of the Purchaser's refusal to give consent (together with the reasonable grounds for such refusal) has not been given by the Purchaser to the Vendors in writing within 7 Business Days of receipt of the Vendors written request for consent, then consent shall be deemed to have been given by the Purchaser in respect of the Vendors' request); or (ii) with respect to any matter contemplated by this Agreement, the Vendors will:

(i)       carry on the WorksMedia Business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business will be maintained;

(ii)      not commence to undertake a substantial change of the WorksMedia Business facilities;

(iii)     not split, combine or reclassify any of its securities nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the Purchased Shares or any other securities in its capital;

(iv)      not amend the memorandum or articles of association of WorksMedia;

(v)       not sell, pledge, encumber, allot, reserve, set aside or issue, authorize, solicit or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, the Purchased Shares or any other shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(vi)      not reorganize, amalgamate or merge WorksMedia with any other entity, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(vii)     except with respect to the sale of Products in the ordinary and regular course of business consistent with past practice or consistent with reasonable commercial practice, not sell, pledge, encumber, lease or otherwise dispose of any material assets;

(viii)    not enter into any new non-arm's length transactions whatsoever, not modify or amend the terms of any arrangements or agreements with any non-arm's length party, and not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed nor issue or sell any debt securities provided that this shall not restrict the ability of WorksMedia from entering into agreements with suppliers in the ordinary course of business pursuant to which WorksMedia will become indebted to the supplier for goods or service delivered;

(ix)      use all reasonable efforts to comply promptly with all requirements which applicable Laws may impose on WorksMedia or the Vendors with respect to the transactions contemplated hereby;

(x)       not, except in the usual, ordinary and regular course of business and consistent with past practice or reasonable commercial practice: (A) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in the Accounts or the Management Accounts, which are, individually or in the aggregate, material; or (B) grant any waiver, exercise any option or relinquish any contractual rights;

(xi)      use all reasonable commercial efforts to cause WorksMedia's current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse;

(xii)     not settle or compromise any claim or suit brought by any present, former or purported officer, employee or holder of any of its securities as a consequence of this Agreement and as soon as reasonably practicable advise PhotoChannel of such claim;

(xiii)    except in the usual, ordinary and regular course of business and consistent with past practice or reasonable commercial practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement;

(xiv)     not incur or commit to capital expenditures or other commitments prior to the Closing Date except in the ordinary course consistent with past practice or reasonable commercial practice and not, in any event, exceeding $50,000 in the aggregate;

(xv)      not make any changes to existing accounting practices relating to WorksMedia (except as required by Law);

(xvi)     not increase the compensation, or pay any bonus to or pay any dividend to, the employees, officers, consultants or directors of WorksMedia, except in accordance with the terms of written agreements which existed and were in effect prior to June 1, 2008 or other commitments as Disclosed at the time of executing this Agreement; and

(xvii)    promptly advise PhotoChannel in writing:

(A)       of any event occurring subsequent to the date of this Agreement that would render any Warranty of the Vendors contained in this Agreement (except any such Warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect without such disclosure;

(B)       of any Material Adverse Change in respect of WorksMedia; and

(C)       of any material breach by WorksMedia of any covenant or agreement contained in this Agreement.

(b)       The Vendors will, and shall ensure that WorksMedia will, perform all obligations required or desirable to be performed by them under this Agreement, co-operate with PhotoChannel in connection therewith, and do all such other acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, WorksMedia and the Vendors will:

(i)       defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(ii)      use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(iii)     effect all necessary filings and submissions of information required from WorksMedia by Governmental Entities; and

(iv)      use all reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by WorksMedia from other parties to loan agreements, leases or other contracts, if and where applicable, provided neither the Vendors nor WorksMedia shall be under any obligation in respect of compliance with TSXV requirements or Canadian Laws.

Covenants of PhotoChannel

4.2                  PhotoChannel covenants and agrees with the Vendors to:

(a)       perform all obligations required to be performed by it under this Agreement, to co-operate with WorksMedia and the Vendors in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i)       effect all necessary filings and submissions of information required by the TSXV;

(ii)      reserve a sufficient number of PhotoChannel Shares for issuance on the Closing Date; and

(b)       promptly advise WorksMedia and the Vendors orally and, if then requested, in writing:

(i)       of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of PhotoChannel contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect;

(ii)      of any Material Adverse Change in respect of PhotoChannel; and

(iii)     of any material breach by PhotoChannel of any covenant or agreement contained in this Agreement.

Access to Information

4.3

(a)       Upon reasonable notice, each of the Parties will afford the other's officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") access, during normal business hours from the date hereof and until the earlier of the Closing Date or the termination of this Agreement, to their properties, books, contracts and records as well as to its management personnel (provided that the obligations on the Vendors in this paragraph shall be limited to procuring access to the properties, books, contracts and records of WorksMedia and shall not, for the avoidance of doubt, relate to their own personal properties, books, contracts and records), and, during such period, the Parties will furnish promptly to the other all information concerning that Party's business, properties and personnel as the other may reasonably request. Nothing in the foregoing will require a Party to disclose information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information relating to areas or projects where a Party is in direct competition with the other.

(b)       Each of the Parties acknowledges that certain information provided to them under §2.4(f), §4.3(a) or otherwise pursuant to this Agreement will be non-public and/or proprietary in nature (the "Information"). Except as permitted below, each of the Parties will keep the Information confidential and will not, without the prior written consent of the others, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of the Parties will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of the Parties who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision will not apply to such portions of the Information that: (i) are or become generally available to the public otherwise than as a result of an unauthorised disclosure by a Party or its Representatives; or (ii) become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other Party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation; (iii) were known to a Party or were in its possession on a non-confidential basis prior to being disclosed to it by the other Party or by someone on its behalf; or (iv) are required by applicable Laws or court order to be disclosed. The provisions of this §4.3(b) will survive the Closing and the termination of this Agreement.

(c)       The Parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof will be limited to that which is reasonably necessary for the purpose of (i) preparing necessary submissions or applications to the TSXV, (ii) avoiding conflicts, and (iii) integrating the operations of PhotoChannel and WorksMedia.

PART 5

CONDITIONS

Mutual Conditions Precedent

5.1                  The respective obligations of the Parties hereto to complete the transactions contemplated by this Agreement will be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, each of which may only be waived, in whole or in part, by the mutual consent of the Parties:

(a)       there will not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there will be no proceeding of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof;

(b)       this Agreement will have been accepted by the TSXV; and

(c)       this Agreement will not have been terminated pursuant to Part 8.

PhotoChannel shall keep the Vendors informed of progress in relation to the application for acceptance of the Agreement by the TSXV and shall notify the Vendors in writing as soon as the Agreement has been accepted by the TSXV whereupon, subject to compliance (or waiver by the relevant Party) with any other conditions precedent, then Closing will take place on or before the fifth Business Day after the acceptance by the TSXV. In the event that Closing is delayed because either Party has notified the other in writing pursuant to §5.6 as to the non-compliance with any condition precedent then Closing shall take place on the first Business Day after satisfaction of the unsatisfied condition precedent.

Additional Conditions Precedent to the Obligations of PhotoChannel

5.2                  The obligations of PhotoChannel to complete the transactions contemplated by this Agreement will also be subject to the fulfilment to the reasonable satisfaction of PhotoChannel of each of the following conditions precedent (each of which is for PhotoChannel's exclusive benefit and may be waived, in whole or in part, by PhotoChannel provided that PhotoChannel may not unreasonably withhold or delay its approval as to such satisfaction):

(a)       all positive covenants of the Vendors (including the covenants of the Principal Vendors) under this Agreement to be performed on or before the Closing Date will have been duly performed by each of them in all material respects;

(b)       there has been no material breach of the covenants of the Vendors in §4.1;

(c)       the Warranties of the Vendors will be true and correct in all material respects as at the Closing Date save as Disclosed) as if made on and as of such date (except to the extent such Warranties speak as of an earlier date, in which event such Warranties will be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement);

(d)       the Vendors shall have delivered to the Purchaser all of the documents set out in §7.2 in form satisfactory to the Purchaser;

(e)       between the date hereof and the Closing Date, there will not have occurred a Material Adverse Change to the WorksMedia Business.

5.3                  PhotoChannel may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by PhotoChannel with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by PhotoChannel in complying with its obligations hereunder.

Additional Conditions Precedent to the Obligations of the Vendors

5.4                  The obligations of the Vendors to complete the transactions contemplated by this Agreement will also be subject to the fulfillment to the reasonable satisfaction of the Vendors of the following conditions precedent (each of which is for the exclusive benefit of the Vendors and may be waived in whole or in part by the Vendors, provided that the Vendors may not unreasonably withhold or delay their approval as to such satisfaction):

(a)       all positive covenants of PhotoChannel under this Agreement to be performed on or before the Closing Date will have been duly performed by PhotoChannel in all material respects;

(b)       all Warranties of PhotoChannel under this Agreement will be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent such Warranties speak as of an earlier date, in which event such Warranties will be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement); and

(c)       between the date hereof and the Closing Date, there will not have occurred a Material Adverse Change in the business of PhotoChannel.

5.5                  The Vendors may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the Vendors with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Vendors in complying with its obligations hereunder.

Notice and Cure Provisions

5.6                  The Parties will give prompt notice to the others of the occurrence, or failure to occur, at any time from the date hereof until the Closing Date, of any event or state of facts which occurrence or failure would, or would be likely to result in the failure in any material respect to comply with or satisfy any of the covenants, conditions or agreements to be complied with or satisfied by the other hereunder prior to the Closing Date.

PART 6

INDEMNITIES AND COVENANTS

Indemnification of the Purchaser

6.1                  The Vendors will indemnify PhotoChannel against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including reasonable legal fees) suffered or incurred by the Purchaser, directly or indirectly, by reason of or arising out of

(a)       any non-payment of dividends to existing WorksMedia shareholders prior to the Closing Date;

(b)       any present or past employee of WorksMedia claiming rights to compensation on account of any rights in any stock option or phantom option plan in respect of the period prior to the Closing Date; and

(c)       the incorporation by WorksMedia of third party software into its Products without first obtaining a proper license for the use of such software during the period prior to the Closing Date.

Tax Covenant

6.2                  Subject to §6.6, the Vendors hereby jointly and severally covenant and undertake (for themselves and their executors and personal representatives) to pay to the Purchaser (so far as possible by repayment of the Consideration received under the Agreement for the Purchased Shares) an amount equal to the aggregate of:

(a)       any Tax Liability arising in respect of or as a result of any income, profits or gains earned, accrued or received on or before, or in respect of any period ending on or before, Closing;

(b)       any Tax Liability arising as a consequence of any Event which occurred or was entered into on or before Closing, or which was deemed to occur on or before Closing for the purposes of any Tax; and

(c)       any Tax Liability arising from the transfer of any assets by WorksMedia to the Vendors or to WorksUnit Limited in respect of any period ending before or on Closing; and

(d)       any Tax Liability in respect of late payments of PAYE or national insurance or in respect of any penalties, interest or surcharges thereon arising in respect of any period prior to Closing; and

(e)       all reasonable costs and expenses properly incurred by Worksmedia, or the Purchaser in relation to or resulting from any demands, actions, proceedings and claims in respect of any successful claim by the Purchaser under this clause.

6.3                  The Vendors jointly and severally covenant and undertake (for themselves and their executors and personal representatives) to pay to the Purchaser an amount equal to the aggregate of :

(a)       any Tax Liability arising as a result of the remuneration of the Vendors by WorksMedia (other than any payments of salary or consultancy fees where the existence of such arrangements has been Disclosed);

(b)       any Tax Liability arising as a result of the making of any loan by WorksMedia to any of the Vendors;

(c)       any Tax Liability arising in respect of the transfer of any assets by WorksMedia to the Vendors or to Works Unit Limited; or

(d)       any Tax Liability arising in respect of any charges raised by Works Unit Limited for services provided to WorksMedia.

Joint and Several Liability

6.4                  Each Vendor shall be joint and severally liable for the indemnity obligations set out in §6.1.

Claims Under the Vendors' Indemnity, Tax Covenants and Warranties

6.5                  If the Purchaser becomes aware of any matter which might give rise to a claim under the Vendors' Warranties or the Vendors' indemnities in §6.1 or Tax Covenants, or if any claim is made by any Person against WorksMedia or the Purchaser in respect of which WorksMedia or the Purchaser may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligations or tax covenants of the Vendors as provided in §6.1 and the Tax Covenants the following provisions shall apply:

(a)       the Purchaser will notify the Vendors as soon as reasonably practicable of the nature of such claim, will consult with and provide all such information as the Vendors may reasonably request.

(b)       the Purchaser shall and shall ensure that WorksMedia shall provide, to the Vendors and the Vendors' professional advisers full access on reasonable request to premises, personnel and to all relevant assets, documents, records and information within the power, possession or control of the Purchaser or WorksMedia for the purpose of investigating the matter and/or enabling the Vendors to take such action as is referred to in §6.5(e), provided that the Vendors shall keep all such documents, records and information confidential and use it only for the purpose of dealing with the claim, unless otherwise required by applicable law;

(c)       the Purchaser shall and shall ensure that WorksMedia shall retain and preserve all relevant assets, documents, records and information within the power, possession or control of the Purchaser or WorksMedia which are or may be relevant to any claim for so long as any actual or prospective claim remains outstanding;

(d)       the Vendors shall at their own cost be entitled to copies of any documents or records, and to photographs of any premises or assets, referred to in §6.5(b);

(e)       if the Vendors so request, and subject to the Vendors indemnifying and securing to the Purchaser's reasonable satisfaction, the Purchaser shall and shall ensure that WorksMedia shall:

(i)       take such action and institute such proceedings as the Vendors may reasonably request to:

(A)       dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

(B)       enforce against any person (other than the Vendors) the rights of WorksMedia or the Purchaser in relation to the matter; and

(ii)      in connection with any proceedings related to the matter (other than against the Vendors) use professional advisers mutually acceptable to the Purchaser and the Vendors or, in the absence of any such agreement, nominated by the President of the Law Society of England and Wales at the request of either the Purchaser or the Vendors;

(f)       neither Party shall make an admission or settlement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed;

(g)       if the Vendors retain separate counsel for the defence of any claim, then the Purchaser and the Purchaser's counsel will cooperate with the Vendors and their counsel in the course of the defence, such cooperation to include using reasonable best efforts to provide or make available to the Vendors and their counsel documents and information and witnesses for attendance at examinations for discovery and trials;

(h)       except as provided for in §6.5(k), the reasonable legal fees and disbursements and other costs of such defence will be borne by the Vendors;

(i)       The Purchaser and Worksmedia shall have conduct of the claim absolutely and shall be free to settle the dispute on such terms as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this Agreement if:

(a)       within 10 Business Days of service of the notice under paragraph 6.5(a) the Vendors fail to notify their intention to dispute the claim to the Purchaser;

(b)       the Claim for Taxation concerns an allegation of fraudulent conduct on the part of the Vendors or Worksmedia and the allegation has been received in writing from the relevant Taxation Authority; or

(c)       the Purchaser considers that failure to settle the Claim for Taxation would have a materially prejudicial effect on the Tax Liability of Worksmedia or on any future Tax Liability of Worksmedia;

No Liability

6.6                  The Vendors shall not be liable in respect of any Taxation Liability within §6.2 or §6.3 to the extent that:

(a)       specific provision or reserve in respect of such liability is made in the Accounts or to the extent that payment or discharge of such liability was taken into account therein;

(b)       such liability arises or is increased as a result only of:

(i)       any increase in rates of Taxation or any provision or reserve in respect of that liability made in the Accounts being insufficient as a result of any increase in the rates of Taxation;

(ii)      any change in law or in the published practice thereof, including the withdrawal of any published concession or general practice previously made by a Taxation Authority;

(iii)     any change in the bases upon which the accounts of Worksmedia are prepared or any change in accounting practice or principles except in either case in order to comply with generally accepted accounting principles; or

(iv)      any change in the date to which Worksmedia makes up its accounts,

made in any such case after Closing with retrospective effect;

(c)       such liability arises from the ordinary course of the normal business of Worksmedia as a consequence of any Event which occurred or in respect of or by reference to any income profits or gains earned accrued or received after the Accounts but on or before Closing;

(d)       such liability would not have arisen but for a voluntary act or default of the Purchaser (or Associate of the Purchaser or person deriving title from it) after Closing (which, for the avoidance of doubt, shall not include the presentation for stamp duty purposes of any document) which the Purchaser knew or ought reasonably to have known would give rise to such liability and which could reasonably have been avoided, unless such act or default was carried out:

(i)       pursuant to an obligation of Worksmedia incurred prior to Closing;

(ii)      in compliance with any law, regulation, generally accepted accounting principles or request of any Taxation Authority; or

(iii)     in the ordinary and normal course of the business carried on by Worksmedia; or

(iv)      at the request of or with the consent of the Vendors;

(e)       such liability would not have arisen or would have been reduced but for the failure or omission on the part of Worksmedia to make any claim, election, surrender disclosure or to give any notice or consent or to do any other thing under the provisions of any Taxation legislation after Closing the making giving or doing of which was taken into account in computing the provision for Taxation in the Accounts and the Disclosure letter contains full and accurate details of any such claim, election or consent which is to be made, unless such failure by Worksmedia has been occasioned by a necessary change arising from an error in the bases on which the provision for Taxation in the Accounts had been calculated;

(f)       to the extent that there is available to the Company to relieve or mitigate such liability any Relief other than a Purchaser's Relief;

(g)       such liability would not have arisen or would have been reduced but for a cessation of a trade carried on by Worksmedia at Closing or a change in the nature or conduct of a trade carried on by Worksmedia at Closing or the passing of a resolution for the voluntary winding up of Worksmedia, (in each case) occurring after Closing;

6.7                  For the purposes of §6.6 (c) and §6.6(d)(iii) above, the following shall be deemed to be transactions not arising in the ordinary course of business:

6.7.1       the payment or declaration of any distribution or deemed distribution, the creation, cancellation or re-organisation of share or loan capital;

6.7..2       the acquisition, disposal or supply or deemed acquisition, disposal or supply of any assets, goods, services or business facility of any kind (including a loan of money, or the letting, hiring or licensing of any tangible or intangible property) for a consideration deemed for Taxation purposes to be different from that (if any) actually received;

6.7.3       anything which causes Worksmedia to become liable to pay or bear any Taxation liability but which is chargeable directly or indirectly against, or attributable directly or primarily to another person or company;

6.7.4       any failure by Worksmedia duly to deduct, charge, recover or account for Taxation;

6.7.5       anything which involves entering into a transaction with a connected person, or otherwise than on an arm's length basis;

6.7.6       Worksmedia becoming or ceasing to be connected or associated with any company or person, or beginning or ceasing to be a member of a group of companies;

6.7.7       anything which relates to a transaction or arrangement which includes, or a series of transactions which includes, any step or steps having no commercial or business purpose, apart from the reduction, avoidance or deferral of a Tax Liability;

6.8                  The provisions of §6.6(a) to §6.6(i) shall apply to any liability the Vendors may otherwise have under the Agreement in respect of breach of the Tax Warranties;

6.9                  None of the provisions of §6.6 to 6.8 shall apply to any Claim under this Agreement if that claim (or the delay in discovering it) arises or is increased as a consequence of fraud, wilful misconduct or wilful concealment by any of the Vendors;

6.10                Payment in respect of any claim under §6.2 and/or §6.3 shall pro tanto satisfy and discharge any claim made in respect of breach of the Warranties which is capable of being made in respect of the same subject matter.

6.11                All amounts payable by the Vendors under the Tax Covenant shall be paid free and clear of any deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. In particular, any sums calculated by reference to a rate of interest shall not be subject to deduction of income tax.

6.12                If any deduction, withholding or set off is required by law to be made from any such sum, the Vendors shall pay to the Purchaser (to the extent that Worksmedia or the Purchaser does not receive a Tax credit for the amount withheld) such additional amount as will, after the deduction or set off has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding or set off.

6.13                If any Tax Authority charges to Tax any sum payable to the Purchaser under this Tax Covenant, then the amount so payable shall be increased so that, after deduction of all Tax so payable, there shall be left a sum equal to the amount which would otherwise be payable.

6.14                The due date for payment (which shall be made in cleared funds) by the Vendors under the Tax Covenant shall be as follows:-

(a)       where the liability of the Vendors arise in respect of a Tax Liability under (a) in the definition of Tax Liability, on the day which is the later of five business days after written demand is made therefor by the Purchaser and three business days before the date on which that payment becomes due and payable to the relevant Tax Authority; and

(b)       where the liability of the Vendors arise in respect of a Tax Liability under (b) in the definition of Tax Liability, the day which is the later of five business days after demand is made therefor by the Purchaser and three business days before the date on which the Tax that would otherwise have been saved becomes due and payable to the relevant Tax Authority;

(c)       where the liability of the Vendors arise in respect of a Tax Liability under (c) in the definition of Tax Liability, on the day which is the later of five business days after written demand is made therefor by the Purchaser and five business days after the repayment of Tax would otherwise have been received; and

(d)       where the liability of the Vendors arise in respect of a Tax Liability under (d) in the definition of Tax Liability, the day which is the later of five business days after written demand is made therefor by the Purchaser and three days before the date on which Tax becomes due and payable to the relevant Tax Authority which would not otherwise have become due and payable had it not been for the said use or setting off of the Purchaser's Relief; and

(e)       in any other case, the day which is five business days after written demand is made therefor by the Purchaser.

If any payment due to be made by the Vendors under this Tax Covenant is not made on the due date for payment it shall carry interest from the due date for payment until final payment in full has been made at the rate of two percent above the base rate for lending from time to time of The Royal Bank of Scotland plc.

6.15                 If, on or before the date of any payment becoming due from the Vendors pursuant to the §6.2 and/or §6.3, the auditors for the time being of Worksmedia shall have certified (at the request and expense of the Vendors) that:

(a)       any specific provision for Taxation contained in the Accounts is an overprovision; or

(b)       the Taxation Liability that has resulted in such payment becoming due from the Vendors has given rise to a corresponding Taxation saving for Worksmedia;

the amount of such overprovision (except insofar as is attributable to the effect of a retrospective change in rates of Taxation or in the law occurring or announced after Completion) or the value of that corresponding Taxation saving (as certified by the auditors for the time being of Worksmedia at the request and expense of the Vendors, such certification to take into account the effect of timing differences in calculating such value) shall be set off first against the payment then due from the Vendors under §6.2 and/or §6.3 and secondly (to the extent of any excess) against any such further payment or payments in chronological order until that amount or value has been exhausted PROVIDED THAT if it shall be found subsequently that any such overprovision or corresponding Taxation saving either did not exist or arise or the certified value thereof was excessive, any amount which has been set off against such part of the overprovision or corresponding Taxation saving as is found not to exist or to be excessive shall forthwith on demand be paid by the Vendors to the Purchaser.

6.16                If Worksmedia recovers from a third party (including a Taxation Authority any sum in respect of a Taxation Liability for which a claim could or has been made against the Vendors the amount so recovered, together with any interest thereon paid by such third party less any Taxation chargeable on Worksmedia in respect of such sum or interest and less the reasonable costs incurred by Worksmedia or the Purchaser in effecting such recovery shall:

(a)       if the Vendors have at the time of the recovery made payment, in accordance with this Agreement, in respect of that Taxation Liability, be paid forthwith to the Vendors to the extent not exceeding the amount so paid by the Vendors;

(b)       if a claim has been made against the Vendors pursuant to this Agreement in respect of that Taxation Liability but the Vendors have not at the time of recovery made payment in respect thereof, be set against and reduce pro tanto the claim against the Vendors in respect of such Taxation Liability;

(c)       if no claim has been made against the Vendors in respect of that Taxation Liability at the time of the recovery, be set against and reduce pro tanto any claim that subsequently may be made against the Vendors in respect of such Taxation Liability.

Goods and Services Tax

6.17                If any person is entitled to be indemnified against any losses, there will be included in the indemnified amount an amount equal to any goods and services tax that must be payable by the recipient in respect of the indemnification payment provided that there shall not be added any such amount to the extent that the payment is recoverable by them.

PART 7

CLOSING

Closing Date and Manner of Closing

7.1                  Closing shall occur on the first Business Day after all of the conditions precedent have been fulfilled or waived (or such other date as the Parties may agree in writing). For the avoidance of doubt, the Purchaser may decide in its absolute discretion to waive any of the requirements set out in §7.2 and the Vendors may decided in their absolute discretion to waive any of the requirements set out in §7.3.

Vendors' Closing Deliveries

7.2                  The Vendors shall cause to be delivered to PhotoChannel at the Closing the following documents:

(a)       valid original ordinary share certificates representing the Purchased Shares or deeds of indemnity for lost share certificates in respect thereof;

(b)       stock transfer forms in respect of the Purchased Share executed by the Vendors;

(c)       the resignation of the current directors of WorksMedia (except Harley Ware);

(d)       releases, in the agreed form, executed by each Vendor, each officer and director of WorksMedia, and Works Unit Ltd.;

(e)       waivers of pre-emptive rights to enable the transfer of the Purchased Shares to the Purchaser;

(f)       the statutory books of WorksMedia and such other business and corporate records, including the general ledger, as PhotoChannel may reasonably request at least 48 hours in advance of the Closing Date;

(g)       service agreements in the agreed form duly executed by each of [Personal Information];

(h)       a consultancy agreement in the agreed form executed by [Personal Information];

(i)       the Escrow Agreement duly executed by each of the Vendors;

(j)       the WorksUnit Services Agreement executed by WorksMedia and WorksUnit Ltd;

(k)       a release in agreed form from [Personal Information] of the guarantee made by WorksMedia to [Personal Information];

(l)       a certified copy of the Completion Board Minutes showing the resolutions therein duly passed

(m)       a balance sheet of WorksMedia as of a date not more than 30 days prior to the Closing Date;

(n)       a certificate of an officer of WorksMedia certifying the steps WorksMedia has taken to ensure compliance with third party software license requirements, and certifying that all consents required to transfer the WorksMedia Business from WorksUnit have been obtained; and

(o)       the Security Agreements and the Business Escrow Agreement, each executed by the Vendor Representative.

Deliveries of PhotoChannel at Closing

7.3                  At the Closing PhotoChannel shall:

(a)       make payment by wire transfer to the Vendors' Solicitors of $161,538 (whose receipt shall be an absolute discharge of the Purchaser's obligations to pay cash under §2.2.(a) and the Purchaser shall not be concerned to see to its distribution by the Vendors' Solicitors);

(b)       deliver to the Purchaser's Solicitor the 750,000 PhotoChannel Shares to be held and released to the Vendors in accordance with the Escrow Agreement;

(c)       deliver to the Vendors the Escrow Agreement duly executed by PhotoChannel and the Purchaser's Solicitors;

(d)       the Security Agreements and the Business Escrow Agreement, each executed by PhotoChannel;

(e)       deliver to the Vendors the letter of acceptance of the transaction contemplated hereby from the TSXV;

(f)       deliver to the Vendors a copy of the directors' resolution of the board of PhotoChannel authorizing completion of the transaction contemplated hereby; and

(g)       deliver to the Vendors an opinion of counsel for PhotoChannel addressed to the Vendors and their counsel that all necessary corporate proceedings have been effected to authorize the execution and delivery of this Agreement and the payment of the Purchase Consideration to the Vendors.

PART 8

AMENDMENT AND TERMINATION

Amendment

8.1                  This Agreement may, at any time and from time to time before the Closing Date, be amended by mutual written agreement of the Parties hereto, and any such amendment may, without limitation:

(a)       change the nature of or time for performance of any of the obligations or acts of the parties;

(b)       waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)       waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)       waive compliance with or modify any conditions precedent herein contained.

Mutual Understanding Regarding Amendments

8.2

(a)       The Parties will continue, from and after the date hereof and through and including the Closing Date, to use their respective reasonable efforts to maximize present and future financial and tax planning opportunities for the Vendors as and to the extent that the same will not prejudice any other party or its security holders. The Parties will ensure that such planning activities do not impede the progress of the transactions contemplated hereby in any material way.

(b)       The Parties agree that if a Party proposes any amendment or amendments to this Agreement, the other Parties will act reasonably in considering such amendment and if the other Parties (and its shareholders, as the case may be) are not prejudiced by reason of any such amendment, they will co-operate in a reasonable fashion so that such amendment can be effected subject to applicable Laws.

Termination

8.3

(a)       Subject to §5.6, if any condition precedent contained in §5.1 or §5.2 is not satisfied at or before the Termination Date to the reasonable satisfaction of PhotoChannel, then PhotoChannel may by notice to the Vendors terminate this Agreement and the obligations of the Parties hereunder shall terminate without liability to any Party.

(b)       Subject to §5.6, if any condition precedent contained in §5.1 or §5.4 is not satisfied at or before the Termination Date to the reasonable satisfaction of the Vendors, then the Vendors may by notice to PhotoChannel terminate this Agreement and the obligations of the Parties hereunder except as otherwise herein provided, shall terminate without liability to any Party.

(c)       If a matter for which notice is given pursuant to §5.6 is capable of remedy then, if later, the Termination Date shall be extended to the date which is 30 days after such notice has been received.

(d)       This Agreement may:

(i)       be terminated by the mutual agreement of the Parties; or

(ii)      be terminated by any Party if there will be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining such Party from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree will become final and non-appealable;

in each case, prior to the Termination Date.

(e)       If the Closing Date does not occur on or prior to the Termination Date, then this Agreement will terminate unless the Parties otherwise agree.

(f)       If this Agreement is terminated in accordance with the foregoing provisions of this §8.3, no Party will have any further liability to perform its obligations hereunder.

Expenses

8.4                  Each of the Parties hereto will bear their own costs in connection with this Agreement.

PART 9

EXAMINATIONS AND WAIVERS

Access for Investigation

9.1                  The Vendors will cause WorksMedia to permit PhotoChannel and its employees, agents, legal counsel, accountants and other representatives, between the date hereof and the Closing, to have access during normal business hours to the premises and to all employees, books, accounts, records, material contracts and other data of WorksMedia (including all corporate, accounting and tax records and any electronic or computer accessed data) and to the properties and assets of WorksMedia and WorksMedia will furnish, and require that WorksMedia's principal bankers, appraisers and independent auditors furnish, to the Purchaser, such financial and operating data and other information with respect to the business, properties and assets of the Company as PhotoChannel may from time to time reasonably request.

PART 10

GENERAL

Notices

10.1                All notices and other communications which may or are required to be given pursuant to any provision of this Agreement will be given or made in writing and will be deemed to be validly given if served personally or by facsimile, in each case addressed to the particular party at:

(a)       if to PhotoChannel, at:

Suite 590
425 Carrall
Vancouver, B.C.
V6B 6E3

Attention:       Chief Financial Officer
Facsimile:       (604) 893-8966

with a copy to:

Lang Michener LLP
1500 - 1055 West Georgia Street
P.O. Box 11117
Vancouver, B.C.
V6E 4N7

Attention:       Cory Kent
Facsimile:       (604) 685-7446

(b)       if to the Vendors, at:

[Personal Information]

with a copy to:

Coffin Mew LLP
Kings Park House
22 Kings Park Road
Southampton
SO15 2UF

Attention:       Lucy Grey
Facsimile:       02380 574315

or at such other address or facsimile number of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice will be deemed to be (i) in the case of personal service, the date of delivery or (ii) in the case of facsimile transmission, the date of receipt of the facsimile if received on a Business Day between the hours of 9am and 5pm (in the time zone of the territory of the recipient) or, if outside such time then at 9am at the start of the next Business Day (in the time zone of the territory of the recipient). For the avoidance of doubt, if a facsimile is received before 9am on a Business Day then it will be deemed to have been received at 9am on that Business Day.

In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the facsimile was despatched and a confirmatory transmission report received.

Assignment

10.2                No Party may assign its rights or obligations under this Agreement without the consent of each of the Parties, such consent not to be unreasonably withheld.

Set-Off

10.3                Subject always to the provisions of §3.4, in the event that the Purchaser has made a Claim against the Vendors which has been agreed or determined or a judgement has been obtained which is not subject to appeal (a "Settled Claim"), and the Vendors have not paid to the Purchaser all sums due to the Purchaser in respect of the Settled Claim within 30 Business Days after the relevant Settled Claim has been agreed or determined or a judgement obtained, the Purchaser shall be entitled to set off any sums due to it pursuant to the Settled Claim against:

(a)       in the first instance any of the 750,000 PhotoChannel Shares issued to the Vendors on Closing which have not yet been released (set-off to be made first against those PhotoChannel Shares which are to be released last regardless of whether or not they have actually been released);

(b)       any PhotoChannel Shares required at that time to be issued as part of the Contingent Consideration which have not yet been issued; and

(c)       any cash amount payable to the Vendors in respect of their ownership of the PhotoChannel Shares set out in §10.3(a) and (b ) above,

in each case set-off being made against all the Vendors pro rata to the PhotoChannel Shares to which they are entitled. For the purposes of the set-off, the value of each of the PhotoChannel Shares shall equal to the average closing price per share as reported on TSXV (or such other principal securities exchange on which the PhotoChannel Shares are traded if no longer traded on TSXV) for the 30 Business Day period referred to above. Save as set out in this §10.3, the Purchaser shall have no other right of set-off pursuant to or in respect of this Agreement and any Claim thereunder.

Binding Effect

10.4                This Agreement will be binding upon and will enure to the benefit of the Parties and their respective successors and permitted assigns.

Severability

10.5                If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Non-Exclusion of Fraud

10.6                Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

Entire Agreement

10.7                This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof.

Waiver and Modification

10.8                Any Party may waive or consent to the modification of, in whole or in part, any inaccuracy of any warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

Further Assurances

10.9                Each Party will, from time to time, and at all times hereafter, at the request of the other Parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required in order to fully perform and carry out the terms and intent hereof.

Consultation

10.10              The Parties agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement and the transactions contemplated hereby, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each Party will use its reasonable efforts to enable the other Parties to review and comment on all such news releases prior to the release thereof. The Parties agree to issue a news release with respect to this Agreement as soon as practicable following the execution of this Agreement. The Parties also agree to consult with each other in preparing and making any filings and communications to any Governmental Entity.

Governing Laws

10.11              This Agreement will be governed by and construed in accordance with the laws of England. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England in respect of all matters arising under or in relation to this Agreement.

Third Party Rights

10.12              A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This paragraph shall not affect any right or remedy of any person which exists or is available otherwise than pursuant to such Act.

Time of Essence

10.13              Time will be of the essence in this Agreement.

Counterparts

10.14              This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the 25th day of February, 2009.

PHOTOCHANNEL NETWORKS INC.

Per:     "Kyle Hall"
           Authorized Signatory

Exhibit A

Contingent Consideration Calculation

Performance criteria:

Reference to Gross Revenue shall mean in any period, the gross revenues of WorksMedia (or any other Associate of the Purchaser) receivable during that period which are derived directly or indirectly from the sale of Products (including, for the avoidance of doubt, gross monthly transaction fees, print fees and gift fees, in relation to the Products, before cost of production), calculated in accordance with Canadian generally accepted accounting principles (subject to the express provisions set out herein). Gross Revenues in a Revenue Year shall include any revenues referable to work done and amounts accrued due (estimated monthly) during that Revenue Year even though received or receivable after the end of that Revenue Year. In calculating Gross Revenue, there shall be deducted any accounts receivable in respect of the Products which are overdue by greater than 180 days and there shall be added:

  the value of any goods or services which are set-off against the amount invoiced or payable for any Products supplied;

  the value of any goods or services supplied in lieu of payment;

  the value of any discounts in price provided in respect of the Products other than discounts which are in the ordinary course of business on an arms' length basis (and without prejudice to the generality of the foregoing discounts which are in consideration of or in connection with the provision of any other goods or services or set-off of sums owing by WorksMedia or the Purchaser or any Associate of the Purchaser shall not be deemed to be in the ordinary course of business or on an arms' length basis), in which event, the revenue attributable to such Products for the purposes of calculating Gross Revenue shall be the usual price payable for such Products at the relevant time; and

  the value of any accounts receivable which have been deducted from the calculation of the Gross Revenue of a prior Revenue Year.

If Gross Revenues meet the levels set out below, PhotoChannel will issue the additional shares set out below to the Vendors, allocated pro-rated in accordance with Exhibit L:

First Revenue Year after the Closing Date

If during the Revenue Year commencing on the Closing Date, Gross Revenue of:

(a)       Less than £1,200,000, PhotoChannel will issue no additional PhotoChannel Shares to the Vendors for Gross Revenue received during the first Revenue Year;

(b)       Equal to or greater than £1,200,000, PhotoChannel will issue an additional 100,000 PhotoChannel Shares to the Vendors;

(c)       Equal to or greater than £1,600,000, then in addition to the shares to be issued under (b) above, PhotoChannel will issue an additional 25,000 PhotoChannel Shares to the Vendors; and

(d)       Equal to or greater than £2,000,000, then in addition to the shares to be issued under (b) and (c) above, PhotoChannel will issue an additional 25,000 Photochannel Shares to the Vendors.

Second Revenue Year after the Closing Date

If during the Revenue Year commencing on the first anniversary of the Closing Date, Gross Revenue of:

(e)       Less than £1,600,000, PhotoChannel will issue no additional PhotoChannel Shares to the Vendors for Gross Revenue received during the second Revenue Year;

(f)       Equal to or greater than £1,600,000, PhotoChannel will issue an additional 175,000 PhotoChannel Shares to the Vendors;

(g)       Equal to or greater than £2,000,000, then in addition to the shares to be issued under (f) above, PhotoChannel will issue an additional 25,000 PhotoChannel Shares to the Vendors;

(h)       Equal to or greater than £2,400,000, then in addition to the shares to be issued under (f) and (g) above, PhotoChannel will issue an additional 100,000 Photochannel Shares to the Vendors

Third Revenue Year after the Closing Date

If during the Revenue Year commencing on the second anniversary of the Closing Date, Gross Revenue of:

(i)       Less than £1,800,000, PhotoChannel will issue no additional PhotoChannel Shares to the Vendors for Gross Revenue received during the third Revenue Year;

(j)       Equal to or greater than £1,800,000, PhotoChannel will issue an additional 250,000 PhotoChannel Shares to the Vendors;

(k)       Equal to or greater than £2,400,000, then in addition to the shares to be issued under (j) above, PhotoChannel will issue an additional 25,000 PhotoChannel Shares to the Vendors; and

(l)       £3,000,000 or greater is achieved, then in addition to the shares to be issued under (j) and (k) above, PhotoChannel will issue an additional 175,000 Photochannel Shares to the Vendors.

Exhibit B

WorksMedia Products List on which Contingent Consideration will be Paid

  WorksMedia/WorksImaging @ Home Kiosk (PC Desktop)

  WorksMedia/WorksImaging @ Home Kiosk (PC Desktop)- Support & Maintenance

  WorksMedia/WorksImaging CD Viewer "Kiosk"

  WorksMedia/WorksImaging CD Viewer "Kiosk" - Support & Maintenance

  WorksMedia/WorksImaging Instant Print Kiosk

  WorksMedia/WorksImaging Instant Print Kiosk - Support & Maintenance

  WorksMedia/WorksImaging Online Kiosk

  WorksMedia/WorksImaging Online Kiosk - Support & Maintenance

  WorksMedia/WorksImaging Production Manager

  WorksMedia/WorksImaging Production Manager- Support & Maintenance

And any of the following which relate to the preceding products:-

  Custom Software Development Costs

  E-Commerce Integration

  Gift Licenses

  Gift Licenses - Support & Maintenance

  Gift Products Setup Fee

  Image Storage & Transportation (online products)

  Logo Drop (any Kiosk)

  Perfectly Clear Auto Correction & Auto Red Eye Removal Licence

  Perfectly Clear Auto Correction - Support & Maintenance

  Remote Control Management Utility

  Server Hosting & Image transfer

  Online Traffic Fees

Exhibit C

Details of Vendors, Shares and Allocation of Purchase Consideration

Name and address of each Vendor	Shares held in WorksMedia	Entitlement to Cash Consideration on Closing and Deferred Consideration instalments	Entitlement to PhotoChannel Shares on Closing	Percentage entitlement to Contingent Consideration
Personal Information	500 ordinary A shares of £1 each	$76,932.69	357,000	47.6%
Personal Information	38 ordinary A shares of £1 each 112 ordinary B shares of £1 each	$23,059.62	107,250	14.3%
Personal Information	100 ordinary B shares of £1 each	$15,426.92	72,000	9.6%
Personal Information	49 ordinary B shares of £1 each	$7,551.92	35,250	4.7%
Personal Information	50 ordinary A shares of £1 each 1 ordinary C share of £1	$7,794.23	36,000	4.8%
Personal Information	200 ordinary A shares of £1 each	$30,773.08	142,500	19%